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FIRST UNITED URGES SHAREHOLDERS TO SUPPORT COMPANY’S BOARD OF DIRECTORS NOMINEES

Driver’s Nominees Sorely Lack Record of Public Company Value Creation or Ties to the Community

Driver Mischaracterizes and Vastly Overstates Its Nominee’s “Extensive Banking Sector Experience”

Since Mr. McCullough Became Independent Lead Director, and Barr, Boal and Shockley were Appointed to the Board, First United Shares Have Generated Over Twice the Returns of the SNL U.S. $1B-$5B Bank Index, Outperforming it by 44%

Vote on the BLUE Proxy Card Today for First United’s Highly Qualified Nominees: John W. McCullough, John F. Barr, Brian R. Boal and Marisa A. Shockley

OAKLAND, MARYLAND – April 30, 2020 – First United Corporation (NASDAQ: FUNC) (“First United” or the “Company”), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced that it mailed a letter to shareholders in connection with the Company’s upcoming Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 11, 2020. The full text of the letter is as follows.

April 30, 2020

Dear Fellow Shareholders,

As we approach First United’s Annual Meeting scheduled for June 11, 2020, the Board is focused on one mission: continuing to deliver results for our shareholders while upholding our commitment to our customers and our community.

In the current economic environment, this commitment to customers and the community is more important than ever before. Under the stewardship of the Board, First United is on a strong financial and operational footing, not only well-positioned to weather the COVID-19 pandemic, but also able to help its customers and communities navigate this unprecedented time.

Contrary to what Driver claims, this is not a “risk-free vote.”1 This is a critical vote at a critical time for the Company and its shareholders, many of whom are also customers. Driver has been very clear about its one self-serving goal from this costly proxy fight: “We have never attempted to hide the fact that we have one primary objective: a sale process.”2 Driver is looking to disrupt the Board’s execution of its long-term growth plan, which has consistently delivered results for shareholders by any measure as outlined extensively in our last communication, and instead force an immediate sale of First United with complete disregard to the strength of the bank, its other shareholders and customers. First United strongly believes that Driver’s one-track mindset and short-term goal of forcing First United into an immediate sale will achieve one thing and one thing only: the destruction of shareholder value.

1 Driver Letter to Shareholders on April 20, 2020

2 Driver Letter to John McCullough on Dec 3, 2019

We urge you to not be persuaded by Driver’s distortion of facts and short-term interests, and instead consider the following when deliberating how to cast your vote.

During this unprecedented time, First United remains steadfast in our focus on supporting our customers and local community, all while delivering profitable growth and shareholder returns, including quarterly dividends.

First United’s mission is to enrich the lives of our employees and our shareholders through uncommon commitment to service and effective financial solutions. This rings true now more than ever, as First United supports its customers through the COVID-19 crisis.

Your Company remains strong with robust capital and liquidity levels and solid asset quality, and we are delivering on our mission and upholding strong governance standards. This is not just our view, but also reflected by a broad range of independent third-party endorsements validating our efforts across these areas:

•	BauerFinancial 5-star rating as one of the strongest financial institutions in the nation for three consecutive years

•	Carissa Rodeheaver, CEO, President and Chairman of the Board of Directors, named one of "Maryland's Top 100 Women" by The Daily Record

•	Recognized as a "Winning (W)" company by 2020 Women on Boards, the premier global education and advocacy campaign committed to increasing the number of women on corporate boards

•	2019 Deep Creek Times People’s Choice Favorite Local Bank

•	Recipient of $500,000 grant from FHLBank Atlanta 2019 Affordable Housing Competitive Award Program to enhance one development project in Maryland with its partner, Garrett County Community Action

First United’s strong capital and liquidity levels, which are a direct result of your Board’s leadership and strategy, put the Company in a position to support our local economy during this unprecedented pandemic and to help ensure that the communities in which First United operates are well-positioned to succeed in the months and years ahead.

Small businesses are vital to a community and its economy, and First United is proud to be able to assist a wide range of locally based businesses during these challenging times. We have been a leader supporting local businesses and jobs that have been affected by the COVID-19 pandemic through our work with the Small Business Association’s Paycheck Protection Program (PPP). Our team has worked tirelessly on this initiative, and as a result of our efforts, we were among the first banks in our region to begin participating in the program. As of April 28, 2020, we have processed approximately 902 applications, resulting in approximately $141 million in loans being approved for funding.

This commitment to our customers and community stands in stark contrast to Driver’s nominees, who have de minimis, if any, ties to the community and do not have the necessary skillsets or experience to justify replacing First United’s highly-qualified directors.

Most importantly, the nominees put forward by Driver – Michael J. Driscoll, Lisa Narrell Mead and Ethan C. Elzen – all lack any experience creating value on the management team or board of a public company, bank or otherwise, or additive or complementary expertise of any kind.3 How does Driver expect these nominees to guide the Bank through these unprecedented times and act in the best interest of both shareholders and customers when they have never served on the board of directors of a publicly-traded financial institution, let alone during a global crisis?

Mr. Driscoll’s professional background is primarily as a Wall Street derivatives trader and hedge fund manager who has no experience in banking, including board participation, operating or management experience, or even experience investing in banks. Ms. Narrell-Mead’s professional background is primarily in human resources and employment law, based in Birmingham, Alabama. Neither nominee has board, operating or senior management experience at a public company or bank, nor do these nominees have public company transactional experience, or other disclosed experience or expertise that would be additive to the Board.[4] The lack of transactional expertise is noteworthy given Driver’s single-minded focus on a sale, and it is troubling that Driver would seek to install directors who have no experience in this area, unless, of course, their sole qualification is their unwavering willingness to accept and support Driver’s self-motivated, short-term interests in pursuing a sale of First United at all costs.

First United needs directors who will add relevant experience, expertise and viewpoints to the boardroom, especially in turbulent times such as these. Our nominees bring valuable experience across banking and business, which Driver’s candidates simply do not have.

3 Driver’s definitive proxy filings available at https://www.sec.gov/Archives/edgar/data/763907/000092189520001159/defc14a12447002_04092020.htm

4 Driver’s definitive proxy filings and publicly available biographical information

Driver is also deliberately misleading shareholders by touting Mr. Elzen’s “extensive banking sector experience” when the reality is that Mr. Elzen is president of a privately-controlled online bank that has a radically different business model than First United, while also notably underperforming First United in any comparable and meaningful way as noted below. Simply put, First United is in far better financial and operational shape with a better long-term outlook than the institution Mr. Elzen is responsible for overseeing.

Colorado Federal Savings Bank (“CFSB”), where Mr. Elzen serves as President, is not a community bank, but an online only bank with no branches, ATMs or debit cards, and hardly any business that actually serves the bank’s local communities in Colorado. CFSB is owned and controlled by a California billionaire, the Chairman of the CFSB Board and Mr. Elzen’s boss, to serve the banking needs of his mortgage business, which makes up ~75% of CFSB’s deposits.5,6

In fact, while Mr. Elzen was CFO and later President of CFSB, its regulator, the Office of the Comptroller of the Currency, initiated an enforcement action against CFSB because its examiner found “unsafe or unsound banking practices relating to strategic and capital planning, Bank Secrecy Act compliance, conflicts of interest, transactions with affiliates, internal audit, vendor management, and interest rate risk management.”7

5 Kroll Bond Rating Agency Research Report on Silver Queen Financial Services, Inc. dated November 19, 2019

6 Nashville Business Journal, Exclusive: Bank owned by mortgage magnate readies move to Nashville, available at https://www.bizjournals.com/nashville/news/2019/05/06/exclusive-bank-owned-by-mortgage-magnate-readies.html

7 Office of the Comptroller of the Currency materials available at: https://www.occ.gov/static/enforcement-actions/ea2014-131.pdf

In addition, CFSB has underperformed First United across nearly all relevant metrics including return on average assets, return on average equity, net interest margin, and loan growth, among others. Additionally, while Driver has repeatedly criticized the portion of First United’s portfolio that is composed of construction loans, CFSB’s portfolio contains twice as large a percentage comprising more than one-fifth of its loan book.

                                                                                                      (8)

Is this the “meaningful change” that Driver has in mind for First United shareholders?

Driver’s resistance to constructive engagement has wasted shareholder resources and time.

The Board could have learned the truth about Driver’s director candidates sooner had Driver been willing to constructively engage with the Company. Perhaps this is the real reason why Driver has refused since November 2019 to let the Board meet with any of its director candidates despite our many requests to interview them: Driver knows none of it candidates are qualified for the Board and simply wants Driver representatives in the boardroom, regardless of their qualifications, to force a sale of the Company.

Did Driver expect the Board to breach its fiduciary duty and appoint directors without conducting proper due diligence?

Not only did Driver refuse to make its candidates available for interviews, but, during the settlement negotiations that Driver broke off, First United suggested potential nominees with vastly more relevant experience than Driver's across all relevant areas. First United’s potential nominees possessed relevant expertise as identified during the Company’s Board Refreshment Plan that began in 2014. Specifically, First United’s potential nominees included a bank regulatory expert with decades of public company enterprise risk management and corporate governance experience, and a Maryland-based investor with over thirty years of experience in global markets who would have brought a true institutional investor perspective to the Board. First United sent Driver materials related to these exemplary candidates, and offered to set up interviews at Driver’s convenience; however, these offers, as with many of our attempts to engage with Driver, were ignored.

8 Public filings and S&P Global Market Intelligence. ROAA and ROAE represent consolidated regulatory figures for CFSB and GAAP consolidated figures for FUNC

It is striking that Driver remained committed to advancing its slate of inexperienced nominees instead of constructively engaging in discussions that could have resulted in the addition of directors with considerable public company governance and transactional experience as well as deep investment expertise.

We have tried to work with Driver in good faith for several months. And despite its obstructionism, we endeavored to incorporate their feedback. As we have previously indicated, and consistently demonstrated, we are eager to receive feedback from all shareholders, and have plans in place to comprehensively evaluate the full range of shareholder input and incorporate it into our Board Refreshment Plan.

The choice is clear: First United’s nominees have deep ties across the various regions in which First United operates, and possess the right set of skills and experience to maximize long-term shareholder value. A vote for Driver’s nominees, who lack any meaningful board experience, relevant skill sets or successful bank leadership experience, would disrupt not only your Board, but also your bank and its critical mission to continue supporting our communities and executing our proven and successful strategy.

The highly qualified, independent nominees the Board recommends you vote FOR are:

•	John W. McCullough, Independent Lead Director: Retired partner of Ernst & Young, LLP and a Certified Public Accountant with significant accounting, auditing, public company and M&A advisory experience, particularly with financial institutions; and with community connections throughout Maryland; Director since May 2004

•	John F. Barr: Served as a member of the Corporation’s Advisory Council for five years prior to his election to the Board and brings valuable business experience as the President and sole shareholder of Ellsworth Electric, Inc as well as strong individual and government connections to the local Washington County, Maryland community; Director since May 2014

•	Brian R. Boal: Served as a member of the Corporation’s Advisory Council for four years prior to his election to the Board and as a CPA and former tax manager at PwC with significant business, accounting, audit, public company, M&A and business advisory experience as well as serving in leadership roles for many local organizations in his community of Garrett County, Maryland; Director since May 2014

•	Marisa A. Shockley: Served as a member of the Corporation’s Advisory Council for two years before she was elected to the Board. For the past 28 years, Ms. Shockley has gained significant business experience as the owner of Shockley, Inc., an automobile dealership serving customers in Frederick, Maryland as well as serving in leadership roles for many local organizations and non-profit groups in Maryland; Director since May 2014

First United’s nominees are committed to delivering strong results for shareholders, customers and the community. Since the time Mr. McCullough became Independent Lead Director, and Barr, Boal and Shockley were appointed to the Board, First United shares have generated over twice the returns of the SNL U.S. $1B-$5B Bank Index, outperforming it by 44%.9 The Board is successfully executing against a strategic plan designed to build long-term value for all our shareholders, and is deeply aligned with the best interests of all shareholders.

We ask you, our shareholders: who do you want charting the strategic course of First United during these unprecedented times? A highly-qualified, diverse and seasoned board who has successfully emerged from - and outperformed in the decade following - a financial crisis, or a board lacking public board experience, banking experience and substantial community ties? Do not allow Driver and its nominees to disrupt the growth of the Bank and its commitment the local economy during these critical times.

VOTE FOR YOUR BOARD’S NOMINEES ON THE BLUE PROXY CARD TODAY

DO NOT SIGN ANY WHITE PROXY CARD SENT TO YOU BY DRIVER

Sincerely,

The Board of Directors of First United Corporation

YOUR VOTE IS IMPORTANT

VOTE FOR FIRST UNITED’S NOMINEES ON THE BLUE PROXY CARD TODAY

If you have already voted a WHITE proxy card, you may revoke that vote by voting the enclosed BLUE proxy card today.

If you have any questions or require any assistance with respect to voting your shares, please contact the Company’s proxy solicitor, Morrow Sodali LLC:

509 Madison Avenue, Suite 1206

New York, NY 10022

Toll Free: (800) 662-5200

E-mail: FirstUnitedCorp@MorrowSodali.com

Shareholder Contact

Morrow Sodali LLC

Mike Verrechia/Bill Dooley

(800) 662-5200

FirstUnitedCorp@MorrowSodali.com

9 S&P Global Market Intelligence, performance through April 28, 2020

Media Contact

Prosek Partners

Brian Schaffer / Josh Clarkson / Kristen Duarte

(646) 818-9229 / (646) 818-9259 / (646) 818-9074

bschaffer@prosek.com / jclarkson@prosek.com / kduarte@prosek.com

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and two statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company; First OREO Trust, a Maryland statutory trust that holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure; and FUBT OREO I, LLC, a Maryland company that likewise holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission (the “SEC”) entitled “Risk Factors”.

IMPORTANT ADDITIONAL INFORMATION

First United, its directors and certain of its executive officers will be deemed to be participants in the solicitation of proxies from First United’s shareholders in connection with the Annual Meeting. First United has filed a definitive proxy statement and a BLUE proxy card with the SEC in connection with any such solicitation of proxies from First United shareholders. SHAREHOLDERS OF FIRST UNITED ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, are set forth in the definitive proxy statement and other materials filed with the SEC in connection with the Annual Meeting. Shareholders can obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by First United with the SEC at no charge at the SEC’s website www.sec.gov. Copies are also available at no charge at First United’s website at http://investors.mybank.com/.

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